EXHIBIT 99.1
For Immediate Release
January 27, 2026
Carlyle Secured Lending, Inc. Schedules Earnings Release and Quarterly Earnings Call to Discuss its Financial Results for the Fourth Quarter and Full Year Ended December 31, 2025
New York – Carlyle Secured Lending, Inc. (“Carlyle Secured Lending”) (NASDAQ: CGBD) will host a conference call at 11:00 a.m. (Eastern Time) on Wednesday, February 25, 2026 to announce its financial results for the fourth quarter and full year ended December 31, 2025. The Company will report its quarterly financial results on Tuesday, February 24, 2026.
The conference call will be available via public webcast via a link on Carlyle Secured Lending’s website at carlylesecuredlending.com and will also be available on the website soon after the call’s completion.
About Carlyle Secured Lending, Inc.
Carlyle Secured Lending, Inc. is a publicly traded (NASDAQ: CGBD) business development company (“BDC”) which began investing in 2013. The Company focuses on providing directly originated, financing solutions across the capital structure, with a focus on senior secured lending to middle-market companies primarily located in the United States. Carlyle Secured Lending is externally managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and wholly owned subsidiary of Carlyle.
Web: carlylesecuredlending.com
About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Carlyle AlpInvest. With $474 billion of assets under management as of September 30, 2025, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,400 people in 27 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.
Contacts:

Investors:	Media:
Nishil Mehta	Kristen Ashton
+1-212-813-4918	+1-212-813-4763
publicinvestor@carlylesecuredlending.com	kristen.ashton@carlyle.com